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                                                                   Exhibit 10.20



                                                   November 20, 2000



Mr. Jerry DeBoer
278 Trace Ridge Rd.
Hoover, AL 35244


Dear Jerry,

I would like to extend to you an offer for the position of Senior Vice President of Marketing with Jos. A. Bank Clothiers, Inc. with a total compensation opportunity of $262,000 during your first year of employment. This would be comprised of a salary of $180,000 per year, a bonus potential of forty (40%) percent and a signing bonus of $10,000 if you report to work by December 4, 2000.

As a participant in the company's Executive Bonus Program (40%), you will be eligible to receive up to $72,000 if the company achieves its financial goals and you satisfy approved personal goals. Although generally there is no entitlement to payment of a bonus, Jos. A. Bank will guarantee $10,000 of this bonus for fiscal 2001 (assuming you continue to be employed by the Company as of the payment date of the 2001 bonus). We are offering the incentive for you to report to work by December 4, 2000 to ensure that you will be a part of the important fiscal 2001 planning process.

You will also be entitled to four weeks of vacation time to be accrued throughout your first year of employment. Jos. A. Bank will also pay you a car allowance in the amount of $350.00 per month. In the event that your employment would end due to reasons other than voluntary resignation or for cause, you will continue to receive twelve months of compensation at your normal base salary.

The full relocation package will be extended to you. Relocation expenses will be capped at $60,000 for all expenses associated with moving including any gross up amount necessary for tax purposes. In addition, you will be entitled to all company benefits listed on the enclosed benefit summary sheet, generally effective on the first day of the month following 60 days of employment. We will pay for any COBRA premiums you incur prior to eligibility in our health plan.

As is our practice, we would like you to understand that this letter in no way constitutes an employment contract and your employment may be terminated by either you or the company. In addition, we reserve the right to alter our benefit plans at any time.

Please let me know if you have any questions. I look forward to speaking to you in the near future.


Sincerely,

/s/:Neal Black

Neal Black
Executive Vice President - Merchandising and Marketing
REVISED